GORDON·FEINBLATT LLC

ATTORNEYS AT LAW

ANDREW D. BULGIN
410.576.4280
FAX 410.576.4196
abulgin@gfrlaw.com

233 EAST REDWOOD STREET
BALTIMORE, MARYLAND 21202-3332
410.576.4000
www.gfrlaw.com

November 1, 2019

CONFIDENTIAL SUPERVISORY INFORMATION

VIA HAND-DELIVERY

The Honorable Antonio P. Salazar
Commissioner of Financial Regulation
Division of Financial Regulation
Maryland Department of Labor, Licensing & Regulation
500 North Calvert Street, Room 402
Baltimore, MD 21202-3651
Attention: Teresa M. Louro

Re: First United Corporation and First United Bank & Trust
Stock Acquisition by Driver Management Company, LLC

Dear Commissioner Salazar:

Section 3-314 of the Financial Institutions Article of the Annotated Code of Maryland (the "FI Article") prohibits any person from making a "stock acquisition" unless that person has filed an application therefor with the Office of the Maryland Commissioner of Financial Regulation (the "Maryland Commissioner") at least 60 days prior to the date such stock acquisition is to become effective. A "stock acquisition" includes "[a]n acquisition of the outstanding voting stock of a commercial bank or bank holding company in this State, if the acquisition will affect the power to direct or to cause the direction of the management or policy of any banking institution or bank holding company[.]" *Id.*, § 3-314(a)(3)(i). If there is any doubt as to whether an acquisition constitutes a stock acquisition, then "the doubt *shall be resolved in favor of reporting to the Commissioner*." *Id.*, § 3-314(c)(3) (emphasis added). Importantly, "[v]oting stock that is acquired in violation of this section may not be voted for 5 years." *Id.*, § 3-314(e). A violation of Section 3-314 of the FI Article cannot be cured.

On October 10, 2019, we submitted a request under the Maryland Public Information Act, Md. Code Ann., Gen. Prov. §§ 4-101 *et seq.* (the "MPIA"), for copies of all applications that any person has filed during the last five years with the Maryland Commissioner pursuant to Section 3-314 of the FI Article with respect to First United Corporation, a Maryland corporation and registered bank holding company (the "Company"), and First United Bank & Trust, a Maryland trust company (the "Bank"). By letter dated October 18, 2019, the Maryland Commissioner notified us that no person has filed such an application during the past five years.

The purpose of this letter is to advise you that, for the reasons discussed below, we believe that Driver Opportunity Partners I LP (the "Fund"), Driver Management Company LLC ("Driver Management") and J. Abbott R. Cooper (individually and collectively, "Driver"), all of whom share an address of 250 Park Avenue, 7th Floor, New York, NY 10177, have acquired shares of the common stock of the Company in transactions that were subject to Section 3-314 of the FI Article. Because Driver did not file an application with respect to such acquisitions, we believe that Driver violated Section 3-314 of the FI Article and is therefore prohibited from voting any of its shares of the Company's common stock for five years.

Pursuant to Section 2-114 of the FI Article, the Maryland Commissioner has the power to make public or private investigations as the Maryland Commissioner considers necessary to, among other things, determine whether a person has violated a provision of law over which the Maryland Commissioner has jurisdiction, and aid in the enforcement of a law over which the Maryland Commissioner has jurisdiction. Pursuant to Section 2-115 of the FI Article, the Maryland Commissioner has the authority to, among other things, issue cease and desist orders when it determines that a person has engaged in an act or practice constituting a violation of any law over which the Maryland Commissioner has jurisdiction, and/or issue civil money penalties against such person. Obviously, the Maryland Commissioner has jurisdiction with respect to violations of Section 3-314 of the FI Article.

We hereby respectfully request that the Maryland Commissioner exercise its authority pursuant to Sections 2-114 and 2-115 of the FI Article and immediately investigate this matter and take such other actions with respect thereto as it deems appropriate, including, without limitation, (i) prohibiting Driver from voting any of its shares of the Company's common stock for the next five years, (ii) ordering Driver to cease and desist from any additional acquisitions of the Company's common stock prior to applying for, and receiving, the Maryland Commissioner's approval thereof, and (iii) making clear to Driver that obtaining voting proxies from other holders of the Company's common stock without approval could constitute a separate violation of Section 3-314 of the FI Article. We would be happy to provide the Maryland Commissioner with any information or assistance that it needs to pursue such an investigation.

Evidence of Driver's Unlawful Stock Acquisition

On September 5, 2019, Driver filed a Schedule 13D with the U.S. Securities and Exchange Commission (the "SEC") to report that Driver had acquired beneficial ownership of 5.1% of the outstanding common stock of the Company with the purpose of changing and influencing the control and management of the Company. Driver has filed eight amendments to that Schedule 13D (as amended, the "Driver Schedule 13D"). Based on the Driver Schedule

13D, it appears that Driver became a stockholder on July 24, 2019[1] and that Driver's beneficial ownership level first exceeded 5.0% on or about August 28, 2019.

Pursuant to Rule 13d-1(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a Schedule 13D must be filed by any person (or group of persons acting together) who has acquired beneficial ownership of more than 5% of the Company's common stock.[2] Notwithstanding the foregoing, Rule 13d-1(b) and (c) permit a person to report their 5% ownership on a short-form Schedule 13G if such person did not acquire its securities for the purpose or with the effect of changing or influencing control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect. In other words, the filing of a Schedule 13D is a tacit admission that the securities were acquired with the purpose or with the effect of changing or influencing control of the company, or in connection with or as a participant in any transaction having such purpose or effect.[3]

Regardless of what Driver's use of Schedule 13D might imply with respect to the purpose of its acquisition, all doubt is removed by the Driver Schedule 13D, Driver's Notices of Exempt Solicitations, its press releases and publicly-filed presentations, and its e-mails and other communications to the Company. These materials clearly and unequivocally establish that Driver's sole purpose and objective in acquiring shares of the Company's common stock were and are to control or direct the control of the management and policy of the Company by forcing a sale of the Company and/or the Bank, and to influence other stockholders in this regard. Driver has publicly called for a sale at least 12 times – three times prior to becoming a 5% owner *and nine times in the last two months alone*.

[1] This is curious considering the fact that Driver Management claimed in a March 15, 2019 letter to the Company that it was a beneficial owner of common stock entitled to vote in the Company's 2019 annual meeting of shareholders and filed three Notices of Exempt Solicitations with respect to that meeting. Although Schedule I to the Driver Schedule 13D identifies only those stock acquisitions by Driver during the 60 days preceding the filing of the Driver Schedule 13D, the sum of the shares reported in Schedule I is the same as the total number of shares reported as being beneficially owned by Driver in the Driver Schedule 13D (360,637 shares). So, it appears that Driver did not become a stockholder until July 24, 2019, when it acquired 1,378 shares.

[2] A person will be deemed to beneficially own a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security, and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. Based on the Driver Schedule 13D, it appears that the reported shares of the Company's common stock are owned by the Fund. Driver Management is the general partner of the Fund, and Mr. Cooper is the controlling person of Driver Management. As the general partner of the Fund, Driver Management has or shares voting and/or investment discretion over the shares owned by the Fund. As the controlling person of Driver Management, Mr. Cooper has or shares voting and/or investment discretion over the shares owned by the Fund.

[3] Absent this "change or influence" intent/effect, Driver would be required by the Exchange Act to make a Schedule 13D filing only if it, indirectly or directly, beneficially owned 20% or more of the Company's common stock. As Driver does not claim to own 20% or more of the Company's common stock, it must have felt obligated to make the Schedule 13D filing due to an intent to "change or influence" the Company.

The following non-exclusive list identifies some of the more salient statements that Driver has made to this effect:

- Driver's Schedule 13D filed on September 5, 2019, Item 4 (Purpose of Transaction):

  The Reporting Persons purchased the Shares based on their belief that the Shares, when purchased, were trading at a significant discount to fair value and that the then current market price for the Common Stock did not fully reflect the value that might be obtained for the Shares in a sale of the Issuer to a larger banking organization.

  Beginning in March 2019, the Reporting Persons have regularly communicated their views (publicly and to the Issuer) that the Issuer would be worth significantly more in a sale than as a stand-alone company and that the Issuer should immediately retain qualified and experienced financial advisors and initiate a sale process for the benefit of all shareholders.

- The Notice of Exempt Solicitation on Form PX14A6G filed by Driver Management Company LLC with the SEC on March 26, 2019:

  Driver Management Company LLC ("Driver") believes that First United Corporation ("FUNC") would be worth significantly more in a sale than remaining independent and requests that FUNC immediately (i) hire qualified and experienced financial advisors and (iI) explore a sale in order to maximize value for all FUNC shareholders.

- The Notice of Exempt Solicitation on Form PX14A6G filed by Driver Management Company LLC with the SEC on March 28, 2019:

  Driver Management Company LLC ("Driver") believes that First United Corporation ("FUNC") would be worth significantly more in a sale than remaining independent.

  It is time to hold FUNC accountable: (i) demand FUNC immediately hire qualified and experienced financial advisors and explore a sale[.]

- The Notice of Exempt Solicitation on Form PX14A6G filed by Driver Management Company LLC with the SEC on April 2, 2019:

IT'S TIME TO FIND OUT WHO WANTS THE FUNC

Given the likelihood of FUNC's ability to find a buyer who would pay a meaningful premium to FUNC's current market value as well as potential challenges to FUNC's ability increase (or maintain) shareholder value on a [sic] independent basis, Driver believes that FUNC should take immediate and decisive steps to maximize shareholder value and urges other shareholders to (i) demand FUNC immediately hire qualified and experienced financial advisors and explore a sale[.]

- Driver's letter to the Company dated July 24, 2019 (attached as Exhibit 99.2 to the Driver 13D):

By way of update, I had mentioned to you when we last spoke that investment vehicles that I manage were actively accumulating shares of First United stock. As of the date of this letter, those vehicles own over 100,000 shares of First United stock. I intend to continue purchasing additional shares as I believe First United represents a very attractive investment opportunity—an opportunity that others seem to have discovered as well.

But, as we've previously discussed, I believe that First United is worth far more in a sale than independent.

On the other hand, a sale or merger with a larger financial institution would immediately rationalize First United's expense base and unlock the value of its high-quality deposit franchise and attractive trust and wealth management businesses, resulting in an immediate increase in shareholder value with far less risk and uncertainty.

As such, the best way to maximize value for all First United shareholders would be to immediately engage qualified and experienced financial advisors and instruct them to run a sale process for First United.

- Driver's e-mail to the Company dated August 21, 2019:

I would suggest that the pragmatic approach would be to take the results of this year's annual meeting and the stock price performance since we first publicly

called for a sale as a clear signal to finally do what is right for shareholders and immediately engage qualified and experienced financial advisors to run a sale process.

- Driver's e-mail to the Company dated August 22, 2019:

  [Y]ou should be engaging investment bankers to help you conduct a thorough review of First United's prospects. It is apparent to me—and other investors as well—that there is no alternative plan to a sale to improve shareholder value other than business as usual, a plan that has clearly failed to deliver much in the way of shareholder value since First United first went public.

- Driver's September 4, 2019 letter to the Company (attached as Exhibit 99.4 to the Schedule 13D filed on September 5, 2019):

  It also seems obvious to us—and other shareholders (based on the results of your most recent annual meeting)—that the only way for the First United board to finally create value for its long-suffering shareholders is to immediately hire experienced and qualified financial advisors and start a sale process.

  We believe it is long past time for the First United board to take the following steps to fulfill its obligations to shareholders:

  1. *Hire an established and experienced investment bank to run a thorough sale process designed to attract multiple potential acquirers;*

  2. *Establish a dedicated board committee, comprised of independent directors, to oversee the investment bank's efforts and the review of strategic alternatives[.]*

- Driver's September 13, 2019 letter to the Company (attached as Exhibit 99.6 to Amendment No. 3 to Schedule 13D on Schedule 13D/A filed on September 13, 2019):

  This sadly appears to be the case at First United, but we hope you prove us wrong before we have to take stronger action on behalf of your long-suffering shareholders.

- Driver's press release dated September 26, 2019 (attached as Exhibit 99.1 to Amendment No. 4 to Schedule 13D on Schedule 13D/A filed on September 26, 2019):

  If the current Board continues prioritizing self-preservation over shareholder value in this manner, Driver will have no choice but to nominate its own slate of three highly-qualified, independent director nominees ahead of First United's next annual meeting. The Board now has a clear choice: force an irrational, wasteful proxy contest to try to save itself or fulfill its obligations to shareholders by initiating a sale process.

- Driver's October 2, 2019 letter to John McCullough, the Company's Lead Director (attached as Exhibit 99.1 to Amendment No. 5 to Schedule 13D on Schedule 13D/A filed on October 8, 2019):

  Rather than continue to allow Ms. Rodeheaver to give the cold shoulder to potential acquirors and their intermediaries, the First United board should immediately establish a committee of independent directors to field any and all inquiries or overtures likely to lead to an acquisition proposal, as well as to affirmatively solicit acquisition proposals from likely buyers.

- Driver's October 23, 2019 letter to the Company (attached as Exhibit 99.1 to Amendment No. 6 to Schedule 13D on Schedule 13D/A filed on October 23, 2019):

  [W]hy does First United's board of directors continue to refuse to run a sales process when it is clear that this is the most obvious path to maximizing shareholder value?

  Even if you do not intend to respond to [shareholders'] requests that First United promptly initiate a sale process, you should undoubtedly be using those visits to calculate First United's odds for success in a contested election in the spring.

- Driver's October 28, 2019 e-mail to John McCullough:

  Perhaps most galling about Carissa's statements is that my attorneys made a very specific proposal – the most salient feature of which was that First United immediately run a sale process[.]

- Driver's October 29, 2019 letter to the Company (attached as Exhibit 99.2 to Amendment No. 7 to Schedule 13D on Schedule 13D/A filed on October 29, 2019):

  Driver first publicly called for a sale on March 26, 2019.

  [I]t would appear that many investors have purchased First United's stock based on the price that could be obtained in a sale.

- Driver's October 30, 2019 press release (attached as Exhibit 99.1 to Amendment No. 8 to Schedule 13D on Schedule 13D/A filed on October 31, 2019):

  Driver has outlined an extremely appealing and logical path to maximizing value for First United's shareholders: we believe there are a number of potential high-quality buyers for First United, shareholders could receive between $26 and $33 per share in a sale, and a transaction can be achieved quickly with minimal execution risk.

- Driver's new website, www.renovatemybank.com (an obvious play on the Company's website, www.mybank.com), to which it is directing investors:[4]

  Time to give shareholders, employees and customers the renovation they deserve: New Leadership and Ownership

  We believe that if First United's leadership truly cared about the communities it serves in Maryland and West Virginia, it would pursue a combination with a high-quality buyer that could maximize value for all stakeholders.

Driver's desire to control the strategic direction of the Company and the Bank (and, thus, the management and policy thereof) is further evidenced by the fact that, as noted above, Driver threatened in its September 26, 2019 press release to nominate its own slate of directors and engage in "an irrational, wasteful proxy contest" with respect to the upcoming 2020 annual meeting of shareholders (the "2020 Annual Meeting") unless the Company's board changes its position and pursues Driver's requested strategy. In doing so, Driver would nominate its own slate of director nominees and seek enough voting authority to replace 36% of the Company's board members. In fact, by e-mail dated October 31 2019, Driver identified three individuals that it intends to nominate for election to the Company's board of directors at the 2020 Annual Meeting.

[4] Driver is currently running a full-page "hit piece" on the Company's Chairman, President and CEO in The Garrett County Republican and, we believe, a West Virginia newspaper. See Exhibit 6(b).

Finally, Driver is not only running a public campaign to gain the support of the Company's stockholders, but we have reason to believe that it is running a private campaign with other investors. Shortly after Driver filed its Schedule 13D, David Balistreri, Chris DeMuth, Jr. of Rangeley Capital and Ivonne Dersch of Malatai Capital, all of whom are located in the New York City area and claim to be "significant investors" in the Company, either wrote to the Company or issued public statements mirroring Driver's strategy. In addition, Mr. Balistreri and Rangeley Capital have taken to Twitter to discuss Driver and the Company, and Driver Management has re-tweeted certain of Mr. Balistreri's tweets. Interestingly, Driver Management and/or Mr. Cooper, Mr. Balistreri, Mr. DeMuth and Matthew Roesser, who is the co-founder of Malatai Capital, "follow" each other on Twitter.

Based on all of the foregoing, it is undeniable that (i) Driver acquired its shares of the Company's common stock for the purpose of affecting the power to direct or to cause the direction of the management or policy of both the Company and the Bank (*i.e.*, to force a sale of the Company or the Bank), (ii) Driver intends to affect the power to direct or cause the direction of the management and policy of the Company and the Bank, and (iii) Driver's acquisition of such stock, if its endeavors are successful, will affect the power to direct or to cause the direction of the management or policy of both the Company and the Bank. As such, Driver's acquisition of the Company's common stock was (and any future acquisition will be) a "stock acquisition" within the scope of Section 3-314(b)(3)(i) of the FI Article.

Our conclusions are confirmed by the holding of the United States District Court for the District of Maryland in the unpublished opinion rendered in *Mason-Dixon Bancshares, Inc. v. Anthony Investments, Inc.*, No. Civ.A. CCB-96-3836, 1997 WL 33482710 (D. Md. March 3, 1997). In that case, the court addressed an almost identical fact pattern – a group of persons acquired ownership of 5.1% of the outstanding shares of a bank holding company's common stock and filed a Schedule 13D with the SEC in which they stated, among other things, their belief that the company "should explore any appropriate opportunities for merger, consolidation or acquisition of all or substantially all of the assets of the Issuer." The group then proceeded to engage in a proxy contest. In addressing whether the stockholders should be required to disclose in their Schedule 13D that their stock acquisition may have violated Section 3-314 of the FI Article and that such violation may prohibit them from voting their stock, the court held:

> [Mason-Dixon] has shown that defendants may be found in violation of § 3-314, because they acquired 5.1% of the stock without a report to the [Maryland] Commissioner. Although defendants may argue that the statute is only triggered if the acquisition results in control, and that 5.1% is not control, the statute specifically provides that any doubt as to whether a report should be filed should be resolved in favor of filing. § 3-314(c)(3).

Id., at 8.

Furthermore, in the event that Driver makes good on his threat to engage in a proxy contest in which it seeks authority, as proxy and attorney-in-fact, from the Company's shareholders to vote their shares of the Company's common stock at the 2020 Annual Meeting, Driver's acquisition of shares of the Company's common stock, coupled with the voting authority with respect to other shares that Driver might acquire in that contest, could result in a further "stock acquisition" under Section 3-314(a)(3)(ii) of the FI Article because Driver could thereby acquire voting control of 25% or more of the Company's common stock and, thus, of the Bank. That conclusion is also supported by the opinion in the *Mason-Dixon Bancshares, Inc.,* as the court noted in its recitation of the facts that "[n]either one of the Schedule 13Ds disclosed that CSG's procurement of proxies violated, or may have violated, § 3-314 of Maryland's Financial Institutions Article requiring that holders of more than 5% of the stock must file a report with the State Commissioner." *Id.*, at 3.[5]

Driver's attempts to direct or to cause the direction of the management or policy of the Company in violation of Section 3-314 of the FI Article blatantly disregard the letter and purpose of Section 3-314 of the FI Article, are exactly the sort of conduct that Section 3-314 is meant to prohibit, and have placed, and will continue to place, significant strains on the ability of the Company's board and management team to manage the Company and the Bank. There is little doubt that unless Driver is forced to bear the adverse consequences of its unlawful actions, Driver will continue to distract the board and management from their core focus of maximizing shareholder value and preserving the Company's business operations and shareholder, employee and customer relations, and compel the Company to expend significant resources to address Driver's unlawful conduct. All of the foregoing, if left unchecked, could present a risk to the continued safety and soundness of the Company and the Bank.

We have attached as exhibits to this letter copies of all supporting information identified above. As discussed below, we are requesting "***confidential treatment***" of all exhibits that are not publicly-available (as well as this letter).

Confidential Treatment Request

Pursuant to Sections 2-114(a)(3)(i) and 2-117(c) of the FI Article and Sections 4-301(a) and 4-335(2) of the* MPIA, *we hereby request that the Maryland Commissioner accord confidential treatment to this letter and certain of the exhibits attached hereto that are labeled confidential.

[5] The 1997 version of Section 3-314 of the FI Article was identical to today's version in all material respects and did not condition the need to file an application on a 5% ownership threshold. We have not reviewed the trial transcript from *Mason-Dixon Bancshares, Inc.*, but we can only assume that the court reached the same conclusion that we did – that the filing of a Schedule 13D is a tacit admission by the filer that it seeks to control or influence the management or policies of the company.

This letter and its exhibits are submitted on behalf of two financial institutions that are regulated and examined by, and subject to the oversight of, the Maryland Commissioner and is a report by those institutions of acts and omissions that they believe contravene the statutes over which the Maryland Commissioner has jurisdiction. We understand that the Maryland Commissioner and/or the Federal Deposit Insurance Corporation (the "FDIC") most recently examined the Bank in June 2019 and completed that examination on or about August 22, 2019. Although the Bank was aware of Driver's existence and objectives at the time of that examination, it was not at that time aware that Driver may have violated Section 3-314 of the FI Article. By submitting this letter, the Company and the Bank seek to provide information in respect of the Company and the Bank that might be relevant to such examination and to future examinations. Accordingly, the Company and the Bank believe that the information set forth in and attached to this letter (other than the information that has been publicly disclosed by Driver or the Company) constitutes information obtained in the course of exercising the Maryland Commissioner's authority to examine the Company and the Bank and which the Maryland Commissioner is prohibited from disclosing. *See* FI Article § 2-114(a)(3)(i) (prohibiting inspection of certain records relating to an investigation) and § 2-117(c) (confidentiality of supervisory information).[6] For the same reason, the Company and the Bank believe that such information also constitutes confidential commercial information. *See* MPIA § 4-355(2).

Further, by submitting this letter and attaching non-public communications between Driver and other third parties and the Company and its board of directors, the Company and the Bank seek to aid the Maryland Commissioner in the enforcement of a statute over which it has jurisdiction and in its efforts to make such investigations as the Maryland Commissioner deems necessary to determine whether a person has violated a provision of law over which the Maryland Commissioner has jurisdiction. The Company and the Bank believe that making this letter and the non-public communications submitted herewith available for public inspection, and the potential business disruption and public fallout that could result therefrom, would very likely have a chilling effect on not only the Company's and the Bank's willingness to share information about future violations of law with the Maryland Commissioner, but also on other financial institution's willingness to share such information with the Maryland Commissioner.

For all of the foregoing reasons, we believe that the existence of this letter, the fact that it relates to the Company and the Bank, the identity of its author, and the non-public communications submitted as exhibits hereto should be shielded from public inspection.

---

[6] We note that federal law and the FDIC's regulations include a similar prohibition on the disclosure of records that are related to examination, operating, or condition reports prepared by, on behalf of, or for the use of the FDIC or any agency responsible for the regulation or supervision of financial institution, as well as certain commercial information. *See* 5 U.S.C. § 552(b)(4) and (8) and 12 C.F.R. § 309.5(g)(4) and (8) and § 309.6(a). Section 4-301(a)(2) of the MPIA prohibits inspection of records that would be contrary to any state statute or any federal statute or regulation that is issued under the statute and has the force of law.

Please contact me if you would like to discuss this matter or would like any additional information.

Sincerely yours,

Andrew D. Bulgin

Attachments
cc: Carissa L. Rodeheaver (via e-mail)
Michelle Denoncourt, Assistant Commissioner (via e-mail)
Sandra G. Small, Esq., Assistant Attorney General (via e-mail)

Maryland

Alexander Koehler -LABOR- <alexander.koehler@maryland.gov>

RE: First United Meeting 2-19-2020

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Mon, Mar 2, 2020 at 8:58 AM
To: "Alexander.koehler@maryland.gov" <Alexander.koehler@maryland.gov>, "Robert.ward4@maryland.gov" <Robert.ward4@maryland.gov>

Tom/Bob,

As a follow up to my e-mail from last Friday to which I attached a letter from Driver in which he basically demanded that the Board take advantage of its stock repurchase program (which Driver has not made public), I wanted to send you a letter that Driver sent and publicly filed on December 3, 2019 in which Driver blasted the Company for expanding its stock repurchase program (attached). Anyone can see that Driver's position changes with the wind and heads in whatever direction he thinks can make FUNC and its board look the worst. His conflicting letters show his true motive.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Bulgin, Andrew D. <abulgin@gfrlaw.com>
Sent: Friday, February 28, 2020 4:57 PM
To: Alexander.koehler@maryland.gov; Robert.ward4@maryland.gov
Subject: RE: First United Meeting 2-19-2020

Dear Tom/Bob,

I've attached a letter that Driver sent to First United today basically demanding that, in light of changes in the stock price, FUNC's Board authorize FUNC to repurchase of stock pursuant to its publicly-announced stock repurchase program.

I don't know when your meeting with Driver is, but, as I stated during our meeting, it is extremely important to FUNC that Driver not come away from that meeting feeling that FUNC instigated your investigation.

Have a great weekend.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

The information supplied in this message may be legally privileged. If you are the intended recipient of this message, the sender does not intend delivery to you to waive any privilege or right pertaining to this message. If you have

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

RE: [EXTERNAL] Re: CONFIDENTIAL SUPERVISORY INFORMATION

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Tue, Dec 17, 2019 at 8:08 PM
To: Tony Salazar -DLLR- <tony.salazar@maryland.gov>
Cc: Teresa Louro -DLLR- <teresa.louro@maryland.gov>, "Michelle A. Denoncourt (michelle.denoncourt@maryland.gov)" <michelle.denoncourt@maryland.gov>, Sandy Small -DLLR- <sandra.small@maryland.gov>

At the expense of burdening you with too much information, I wanted to make it clear that in adopting a plurality carve-out to the majority voting standard, the Company's Board in no way acknowledged, or intended to acknowledge, that Driver's nominations should be given effect or that Driver should be able to conduct a proxy contest with respect to the 2020 annual meeting. We and the Company continue to believe strongly that Driver's acquisitions of First Untied stock violated FI Section 3-314 and that Driver is prohibited from voting its shares for 5 years. You will notice that the Board was very careful in how it worded the carve-out: IF there is a contested election at the 2020 annual meeting, then the carve-out will apply. If there is no contested election because it is determined that Driver is not entitled to vote its share or, thus, submit director nominations, then the carve-out approved by the Board will be rendered moot. Because we do not yet know what position DLLR will take, the Company's strategy for dealing with Driver must assume the worst.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Bulgin, Andrew D.
Sent: Tuesday, December 17, 2019 6:25 PM
To: Tony Salazar -DLLR- <tony.salazar@maryland.gov>
Cc: Teresa Louro -DLLR- <teresa.louro@maryland.gov>; Michelle A. Denoncourt (michelle.denoncourt@maryland.gov) <michelle.denoncourt@maryland.gov>; Sandy Small -DLLR- <sandra.small@maryland.gov>
Subject: RE: [EXTERNAL] Re: CONFIDENTIAL SUPERVISORY INFORMATION

Tony,

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

RE: [EXTERNAL] Re: CONFIDENTIAL SUPERVISORY INFORMATION

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Mon, Dec 16, 2019 at 5:28 PM
To: Teresa Louro -DLLR- <teresa.louro@maryland.gov>
Cc: "Michelle A. Denoncourt (michelle.denoncourt@maryland.gov)" <michelle.denoncourt@maryland.gov>, Sandy Small -DLLR- <sandra.small@maryland.gov>, Tony Salazar -DLLR- <tony.salazar@maryland.gov>

Teresa,

I wanted to provide you with a link to the Current Report on Form 8-K that First United Corporation filed with the SEC today to explain the weekend's developments and how its Board addressed them. https://www.sec.gov/Archives/edgar/data/763907/000110465919073043/tm1926282d1_8k.htm.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Bulgin, Andrew D.
Sent: Monday, December 16, 2019 9:09 AM
To: Teresa Louro -DLLR- <teresa.louro@maryland.gov>
Cc: Michelle A. Denoncourt (michelle.denoncourt@maryland.gov) <michelle.denoncourt@maryland.gov>; Sandy Small -DLLR- <sandra.small@maryland.gov>; Tony Salazar -DLLR- <tony.salazar@maryland.gov>
Subject: RE: [EXTERNAL] Re: CONFIDENTIAL SUPERVISORY INFORMATION

Good morning, Teresa. I have to attend a board meeting this morning and won't be back in the office until around noon. I'm around all day after that.

As you are probably now aware, Driver filed its letter to the independent directors this morning. We suspected a publicity stunt, and our prediction came true.

As you'll see later today via an SEC filing, First United, through conversations and e-mails between counsel, attempted to address Driver's concern on both Saturday and Sunday. We told counsel that the Board's Nominating and Corporate Governance Committee was in the process of holistically reviewing the Bylaws to address changing stockholder expectations and evolving corporate governance practices and did not want to make a one-off bylaw amendment under duress – rather, we wanted to wait until the Committee had completed its review. Accordingly, and although we told him that the Board would not meet until Monday, we offered to recommend to the Board and each incumbent director who is up for re-election that they agree with Driver that if there is a contested election and an incumbent director does not receive the most votes cast in the election, then he or she will resign and the Board will fill the vacancy created by the resignation with the nominee who does the receive the most votes. Driver's counsel stated both on the call and by e-mail that the construct was a reasonable solution and that he would discuss it with Driver. After speaking with Driver, counsel did a 180 degree turn and became hostile, told us that we've had a decade to address this issue and that Driver does not trust the Board to do its part. We questioned why what was reasonable is now unreasonable, and we assured him that the Board was meeting this morning to vote on this issue. Overnight, we received another e-mail from Driver's counsel that basically told us to pound sand. He then filed the letter.

The Board did vote this morning at a meeting held at 7:30 a.m. to adopt this plurality carve-out in the event there is a contested election at the 2020 annual meeting, and this fact will be disclosed later today.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Bulgin, Andrew D. <abulgin@gfrlaw.com>
Sent: Friday, December 13, 2019 4:58 PM
To: Teresa Louro -DLLR- <teresa.louro@maryland.gov>
Cc: Michelle A. Denoncourt (michelle.denoncourt@maryland.gov) <michelle.denoncourt@maryland.gov>; Sandy Small -DLLR- <sandra.small@maryland.gov>; Tony Salazar -DLLR- <tony.salazar@maryland.gov>
Subject: RE: [EXTERNAL] Re: CONFIDENTIAL SUPERVISORY INFORMATION

Thank you. You'll see that Driver is making a demand that First United commit, by Monday, to amend its Bylaws so that they provide that directors in a contested election will be elected by plurality vote. Driver asserts that it will take "appropriate action" if First United refuses, but I'm not quite sure what action

Driver thinks it can take other than to submit a precatory stockholder proposal for the 2020 annual meeting, asking the Board to consider adopting a plurality voting standard for contested elections. Maryland law clearly allows a Maryland corporation to provide it its bylaws that all matters presented to stockholders be decided by majority vote, and there is no requirement under Maryland law that a Maryland corporation that has provided for elections by majority vote to adopt a plurality vote carve-out for contested elections. Stockholders have no right to amend the bylaws, as this power is expressly reserved for the Board of Directors in the Bylaws as permitted by Maryland law. So, I am baffled by his threat.

The reason I wanted to discuss this matter with your office is that Driver will certainly make a lot of hay in the press out of any refusal on the part of First United to give Driver what it wants, so we have to engage with him at some level before Monday in an effort to prevent that fall-out. First United does not want to take any action (like amending Bylaws as a knee-jerk reaction) that could prejudice it and disrupt 34 years of history, or take some action that could be seen as an acknowledgement that Driver's nominations are valid. Of course, this issue completely dissolves if he is prevented from voting and, thus, making nominations, and I was hoping that we might have some clarity on the outcome of the investigation.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Teresa Louro -DLLR- <teresa.louro@maryland.gov>
Sent: Friday, December 13, 2019 4:35 PM
To: Bulgin, Andrew D. <abulgin@gfrlaw.com>
Cc: Michelle A. Denoncourt (michelle.denoncourt@maryland.gov) <michelle.denoncourt@maryland.gov>; Sandy Small -DLLR- <sandra.small@maryland.gov>; Tony Salazar -DLLR- <tony.salazar@maryland.gov>
Subject: [EXTERNAL] Re: CONFIDENTIAL SUPERVISORY INFORMATION

Andy,

Thank you for your email and copy of the letter. Michelle is off today and Sandy in not in the office, but we will discuss Driver's letter on Monday and get back to you.

Have a great weekend!

Bulgin, Andrew D.

From:	Bulgin, Andrew D. <abulgin@gfrlaw.com>
Sent:	Monday, December 16, 2019 9:09 AM
To:	Teresa Louro -DLLR-
Cc:	Michelle A. Denoncourt (michelle.denoncourt@maryland.gov); Sandy Small -DLLR-; Tony Salazar -DLLR-
Subject:	RE: [EXTERNAL] Re: CONFIDENTIAL SUPERVISORY INFORMATION

Good morning, Teresa. I have to attend a board meeting this morning and won't be back in the office until around noon. I'm around all day after that.

As you are probably now aware, Driver filed its letter to the independent directors this morning. We suspected a publicity stunt, and our prediction came true.

As you'll see later today via an SEC filing, First United, through conversations and e-mails between counsel, attempted to address Driver's concern on both Saturday and Sunday. We told counsel that the Board's Nominating and Corporate Governance Committee was in the process of holistically reviewing the Bylaws to address changing stockholder expectations and evolving corporate governance practices and did not want to make a one-off bylaw amendment under duress – rather, we wanted to wait until the Committee had completed its review. Accordingly, and although we told him that the Board would not meet until Monday, we offered to recommend to the Board and each incumbent director who is up for re-election that they agree with Driver that if there is a contested election and an incumbent director does not receive the most votes cast in the election, then he or she will resign and the Board will fill the vacancy created by the resignation with the nominee who does the receive the most votes. Driver's counsel stated both on the call and by e-mail that the construct was a reasonable solution and that he would discuss it with Driver. After speaking with Driver, counsel did a 180 degree turn and became hostile, told us that we've had a decade to address this issue and that Driver does not trust the Board to do its part. We questioned why what was reasonable is now unreasonable, and we assured him that the Board was meeting this morning to vote on this issue. Overnight, we received another e-mail from Driver's counsel that basically told us to pound sand. He then filed the letter.

The Board did vote this morning at a meeting held at 7:30 a.m. to adopt this plurality carve-out in the event there is a contested election at the 2020 annual meeting, and this fact will be disclosed later today.

ANDY

ANDREW BULGIN, MEMBER
233 E. REDWOOD STREET, BALTIMORE, MD 21202
DIRECT DIAL: 410-576-4280

Mobile: 443-857-1133
Fax: 410-576-4196
E-mail: abulgin@gfrlaw.com
Resume: http://www.gfrlaw.com/andrew_bulgin/
On the Web at: www.gfrlaw.com

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Bulgin, Andrew D. <abulgin@gfrlaw.com>
Sent: Friday, December 13, 2019 4:58 PM
To: Teresa Louro -DLLR- <teresa.louro@maryland.gov>
Cc: Michelle A. Denoncourt (michelle.denoncourt@maryland.gov) <michelle.denoncourt@maryland.gov>; Sandy Small -DLLR- <sandra.small@maryland.gov>; Tony Salazar -DLLR- <tony.salazar@maryland.gov>
Subject: RE: [EXTERNAL] Re: CONFIDENTIAL SUPERVISORY INFORMATION

Thank you. You'll see that Driver is making a demand that First United commit, by Monday, to amend its Bylaws so that they provide that directors in a contested election will be elected by plurality vote. Driver asserts that it will take "appropriate action" if First United refuses, but I'm not quite sure what action Driver thinks it can take other than to submit a precatory stockholder proposal for the 2020 annual meeting, asking the Board to consider adopting a plurality voting standard for contested elections. Maryland law clearly allows a Maryland corporation to provide it its bylaws that all matters presented to stockholders be decided by majority vote, and there is no requirement under Maryland law that a Maryland corporation that has provided for elections by majority vote to adopt a plurality vote carve-out for contested elections. Stockholders have no right to amend the bylaws, as this power is expressly reserved for the Board of Directors in the Bylaws as permitted by Maryland law. So, I am baffled by his threat.

The reason I wanted to discuss this matter with your office is that Driver will certainly make a lot of hay in the press out of any refusal on the part of First United to give Driver what it wants, so we have to engage with him at some level before Monday in an effort to prevent that fall-out. First United does not want to take any action (like amending Bylaws as a knee-jerk reaction) that could prejudice it and disrupt 34 years of history, or take some action that could be seen as an acknowledgement that Driver's nominations are valid. Of course, this issue completely dissolves if he is prevented from voting and, thus, making nominations, and I was hoping that we might have some clarity on the outcome of the investigation.

Andy

Andrew Bulgin, Member
233 E. Redwood Street, Baltimore, MD 21202
Direct Dial: 410-576-4280
Mobile: 443-857-1133
Fax: 410-576-4196
E-mail: abulgin@gfrlaw.com
Resume: http://www.gfrlaw.com/andrew_bulgin/

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

RE: FW: [EXTERNAL] Delivery Notification for Order 793434.00

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Fri, Nov 1, 2019 at 4:48 PM
To: Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov>
Cc: "Teresa Louro (e-mail)" <terese.louro@maryland.gov>, Sandy Small -DLLR- <sandra.small@maryland.gov>

I'm sure that it will take your team some time to review and analyze the information that I submitted and reach any conclusions, but once you're done I would be happy to jump on a call with you or meet with you and the Commissioner if you think that would be helpful.

If you decide to send any correspondence to third parties and feel it appropriate to copy me or the Bank, I would appreciate that those be blind copies so that neither my name nor the Bank's name is associated with anything you send out.

Have a nice weekend.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov>
Sent: Friday, November 1, 2019 3:22 PM
To: Bulgin, Andrew D. <abulgin@gfrlaw.com>
Cc: Teresa Louro (e-mail) <teresa.louro@maryland.gov>; Sandy Small -DLLR- <sandra.small@maryland.gov>
Subject: Re: FW: [EXTERNAL] Delivery Notification for Order 793434.00

received, thank you

On Fri, Nov 1, 2019 at 2:28 PM Bulgin, Andrew D. <abulgin@gfrlaw.com> wrote:

> FYI, here is the delivery confirmation of my hand-delivery. I included three copies – one for each of you.
>
> ANDY
>
> ---

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

RE: Driver Press Release

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Tue, Nov 19, 2019 at 6:04 PM
To: "Tony Salazar (tony.salazar@maryland.gov)" <tony.salazar@maryland.gov>, "Teresa Louro (e-mail)" <teresa.louro@maryland.gov>, Sandy Small - DLLR- <sandra.small@maryland.gov>, "Michelle A. Denoncourt (michelle.denoncourt@maryland.gov)" <michelle.denoncourt@maryland.gov>

Driver's lawyer notified us today that Driver's "Nomination Notice will be coming later this week (not today)" and that he will send us a courtesy copy by email at the same time it's delivered to First United.

Can you provide me with an update as to the resolution of the issues you were considering and the timing of any correspondence to Driver? I'd be happy to jump on a call if you think that would be productive. Now that Driver has publicly announced its intention to nominate candidates and has named those candidates, I don't think the timing of DLLR's letter really matters at this point.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: ABULGIN@GFRLAW.COM

RESUME: HTTP://WWW.GFRLAW.COM/ANDREW_BULGIN/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON·FEINBLATT LLC
ATTORNEYS AT LAW

From: Bulgin, Andrew D.
Sent: Tuesday, November 19, 2019 10:01 AM
To: Tony Salazar (tony.salazar@maryland.gov) <tony.salazar@maryland.gov>; Teresa Louro (e-mail) <teresa.louro@maryland.gov>; Sandy Small - DLLR- <sandra.small@maryland.gov>; Michelle A. Denoncourt (michelle.denoncourt@maryland.gov) <michelle.denoncourt@maryland.gov>
Subject: Driver Press Release

Good morning. Driver issued a press release and letter to stockholders this morning in which he announced his intention to nominate three director candidates for election at First United's 2020 annual meeting of shareholders. Please note that this is not an actual nomination, as the Company has not yet received the notice of nomination and other information about the candidates required by its bylaws. I will let you know once the nominations have actually been made.

https://finance.yahoo.com/news/driver-management-nominate-three-highly-133000118.html

ANDY

ANDREW BULGIN, MEMBER

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

CONFIDENTIAL SUPERVISORY INFORMATION - First United

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Mon, Dec 9, 2019 at 2:50 PM
To: "Tony Salazar (tony.salazar@maryland.gov)" <tony.salazar@maryland.gov>, Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov>, Teresa Louro -DLLR- <teresa.louro@maryland.gov>, Sandy Small -DLLR- <sandra.small@maryland.gov>

As you know, we believe that several individuals and entities are acting in concert with Driver Management in its efforts to force a sale of First United Corporation by sending "letters of concern" and press releases that mirror the demands made by Driver. One of those persons is David Balisteri. To date, all of his communications have been at the personal level, as an individual stockholder (although his first letter did make reference to a fund that he manages without naming that fund). Today, the board of directors of First United received the attached letter from Mr. Balistreri, who, for the first time, disclosed that he is a portfolio manager for Quad Capital Management Advisors LLC.

Based on Quad's Schedule 13F-HR (institutional manager holding report) for September 30, 2019 filed with the SEC on November 7, 2019 (attached), Quad holds 151,165 shares of First United Corporation common stock. Interestingly, based on its Schedule 13F-HR for June 30, 2019, Quad purchased all of these shares since June 30. Based on statements that he's made to the Company, we think that Mr. Balistreri might own up to another 100,000 shares in his own name.

This letter is concerning to First United for two reasons. First, we believe that Mr. Balistreri sent his prior communications at the personal level and sent this latest one at the Quad level so that he can help Driver create a narrative that more and more stockholders are coming out of the woodwork and urging First United to sell. In the past, every time a stockholder has urged a sale, the media has picked that up and run with it. We believe that Driver is trying to achieve his goal by convincing stockholders that "everyone else" wants a sale. Second, First United had an in-person meeting with an investor several weeks ago, and, without telling First United, an unknown individual joined the meeting. When he was asked to identify himself, he told First United that he was from Quad (he was not David Balistreri). First United didn't really think anything of it because it knew that Quad held shares as an investment manager. Had it known that Quad's portfolio was managed by Balistreri, it might have taken a very different approach. Although I can't say that there's anything legally wrong with what Quad/Balistreri did, it certainly seems unprofessional and unethical and it certainly seems to have been done to put the parties on an unequal playing field.

At the end of the day, we believe that this is all one big game being played by Driver and his "friends" to fashion a narrative and mislead stockholders.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

RE: [EXTERNAL] Re: CONFIDENTIAL SUPERVISORY INFORMATION

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Tue, Dec 17, 2019 at 6:24 PM
To: Tony Salazar -DLLR- <tony.salazar@maryland.gov>
Cc: Teresa Louro -DLLR- <teresa.louro@maryland.gov>, "Michelle A. Denoncourt (michelle.denoncourt@maryland.gov)" <michelle.denoncourt@maryland.gov>, Sandy Small -DLLR- <sandra.small@maryland.gov>

Tony,

I don't know if you meant to include me on your e-mail, but our position is that neither Driver's recent activity nor the Company's decision to adopt a plurality exception to the majority voting standard for the 2020 annual meeting changes anything. To the contrary, Driver's recent activity is just more evidence of his attempt to strong-arm the Board and control its policies and decisions regarding the Company's strategic direction. The Board really had no choice but to adopt the voting carve-out, because a failure to do so would not have been viewed favorably by the proxy advisory firms ISS and Glass Lewis and would have made it more likely that they would have recommended to stockholders that stockholders vote against the Board's proposals and for Driver's nominees at the 2020 annual meeting.

Driver sent its letter regarding the director election voting standard for three reasons.

First, it was a publicity stunt intended to make the Company and its Board look bad. Driver knew when it sent its letter that it was extremely unlikely that a Board of 12 directors would be able to get together over a weekend during the holiday season, on 2 days' notice, to make a decision regarding the demand. Driver was counting on no response so that it would have some runway to make hay out of the Board's inaction. The timing and subject matter of Driver's letter are curious given the fact that Driver has known about this voting standard since at least April 2019 and has even cited it with approval in a public SEC filing. I note that Driver has taken exception to several corporate governance practices over the last several months and this was not one of them.

Second, tomorrow is the deadline for a stockholder to submit a proposal for inclusion in the Company's proxy statement for the 2020 annual meeting. We believe that Driver forgot about this majority voting standard and realized that it would present an obstacle to Driver's election campaign. We believe that Driver sent its letter because it needed to know before the deadline expired whether it needed to submit a precatory stockholder proposal relating to the voting standard to be acted on at the 2020 meeting.

Third, and probably most importantly, Driver's letter is an attempt to gain support from ISS and Glass Lewis. ISS and Glass Lewis generally do not like activist campaigns that focus solely on a sale of the company, and they generally won't support that kind of campaign. By pointing out corporate governance practices that Driver believes are "bad" (we got another letter today pointing out other corporate governance practices with which Driver takes exception), Driver is attempting to show ISS and Glass Lewis that its campaign is not just a call for a sale but a general referendum on the Board and the Company's corporate governance practices as a whole.

On Mon, Dec 16, 2019 at 5:28 PM Bulgin, Andrew D. <abulgin@gfrlaw.com> wrote:

Teresa,

I wanted to provide you with a link to the Current Report on Form 8-K that First United Corporation filed with the SEC today to explain the weekend's developments and how its Board addressed them. https://www.sec.gov/Archives/edgar/data/763907/000110465919073043/tm1926282d1_8k.htm.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON·FEINBLATT LLC
ATTORNEYS AT LAW

From: Bulgin, Andrew D.
Sent: Monday, December 16, 2019 9:09 AM
To: Teresa Louro -DLLR- <teresa.louro@maryland.gov>
Cc: Michelle A. Denoncourt (michelle.denoncourt@maryland.gov) <michelle.denoncourt@maryland.gov>; Sandy Small -DLLR- <sandra.small@maryland.gov>; Tony Salazar -DLLR- <tony.salazar@maryland.gov>
Subject: RE: [EXTERNAL] Re: CONFIDENTIAL SUPERVISORY INFORMATION

Good morning, Teresa. I have to attend a board meeting this morning and won't be back in the office until around noon. I'm around all day after that.

As you are probably now aware, Driver filed its letter to the independent directors this morning. We suspected a publicity stunt, and our prediction came true.

As you'll see later today via an SEC filing, First United, through conversations and e-mails between counsel, attempted to address Driver's concern on both Saturday and Sunday. We told counsel that the Board's Nominating and Corporate Governance Committee was in the process of holistically reviewing the Bylaws to address changing stockholder expectations and evolving corporate governance practices and did not want to make a one-off bylaw amendment under duress -- rather, we wanted to wait until the Committee had completed its review. Accordingly, and although we told him that the Board would not meet until Monday, we offered to recommend to the Board and each incumbent director who is up for re-election that they agree with Driver that if there is a contested election and an incumbent director does not receive the most votes cast in the election, then he or she will resign and the Board will fill the vacancy created by the resignation with the nominee who does the

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

RE: [EXTERNAL] Follow Up on Trade and Board Meeting

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Mon, Dec 30, 2019 at 9:50 AM
To: Teresa Louro -DLLR- <teresa.louro@maryland.gov>
Cc: Antonio Salazar <tony.salazar@maryland.gov>, Michelle Denoncourt <michelle.denoncourt@maryland.gov>, Sandy -DLLR- <sandra.small@maryland.gov>

Just for context, and importantly, Driver is posturing when it sends this type of e-mail and more will surely follow). Driver is trying to create a false narrative that it can use in its proxy fight to make false or misleading assertions about First United and its management, and these will start to get more and more shareholder attention. Driver did this same thing with the last email/letter combo a week or two ago, "we've reached out to the company about this and have gotten no response." Driver knows that First United has publicly announced that it will not engage with Driver in a tit-for-tat battle of words and accusations, so it's easy for him to ask all kinds of questions that he knows a public company would never selectively disclose to shareholders and then claim that management has ignored shareholder questions or opportunities to engage. This e-mail tells us that Driver is getting into position to send out potentially harmful public communications regarding the proxy fight early in the new year. Once those communications go out, any confusion/misleading information gets progressively more difficult to clear up with shareholders.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Teresa Louro -DLLR- <teresa.louro@maryland.gov>
Sent: Monday, December 30, 2019 8:06 AM
To: Bulgin, Andrew D. <abulgin@gfrlaw.com>
Cc: Antonio Salazar <tony.salazar@maryland.gov>; Michelle Denoncourt <michelle.denoncourt@maryland.gov>; Sandy -DLLR- <sandra.small@maryland.gov>
Subject: Re: [EXTERNAL] FW: Follow Up on Trade and Board Meeting

Thanks Andy.

Sent from my iPhone

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

RE: CONFIDENTIAL SUPERVISORY INFORMATION - First United

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Mon, Nov 4, 2019 at 10:50 AM
To: Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov>, Teresa Louro -DLLR- <teresa.louro@maryland.gov>, Sandy Small -DLLR- <sandra.small@maryland.gov>

I got Michelle's voice mail this morning and I will call her once I'm off our weekly conference call. In the meantime, I'm supplementing my correspondence with another confidential e-mail received today. I don't know how much of this you want to receive going forward. If you'd prefer that I not continuously supplement my correspondence with future communications, please just let me know.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Bulgin, Andrew D. <abulgin@gfrlaw.com>
Sent: Friday, November 1, 2019 2:25 PM
To: Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov>; Teresa Louro -DLLR- <teresa.louro@maryland.gov>; Sandy Small -DLLR- <sandra.small@maryland.gov>
Subject: CONFIDENTIAL SUPERVISORY INFORMATION - First United

Ladies,

You either have received or will receive by hand-delivery today a package from me relating to First United Corporation and First United Bank & Trust. That package consists of a confidential portion and a non-confidential portion. My letter that is part of the confidential portion explains the need for confidentiality. The confidential portion includes various private communications received through yesterday that are not available to the general public. I intend to update you as new relevant communications are received and/or new developments occur. I had hoped that I might get one full day in before I had to update you, but the Sun is not shining on me today. This situation is extremely active and fluid, and it only promises to get more active and fluid over the next several months. After I shipped my packages to you, First United received the attached communication which should be considered confidential (and is so marked) and which is relevant to and supportive of the claims set forth in my letter.

ANDY

ANDREW BULGIN, MEMBER

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

Invitation: First United call @ Tue Nov 12, 2019 2pm - 3pm (EST) (teresa.louro@maryland.gov)

1 message

Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov> Fri, Nov 8, 2019 at 2:50 PM
Reply-To: Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov>
To: teresa.louro@maryland.gov, sandra.small@maryland.gov, tony.salazar@maryland.gov

You have been invited to the following event.

First United call

more details »

When	Tue Nov 12, 2019 2pm – 3pm Eastern Time - New York
Where	phone (map)
Joining info	meet.google.com/zmn-bhyb-ltb Or dial: +1 608-571-6811 PIN: 963486882# More phone numbers
Calendar	teresa.louro@maryland.gov
Who	• michelle.denoncourt@maryland.gov - organizer • sandra.small@maryland.gov • tony.salazar@maryland.gov • teresa.louro@maryland.gov

Office to call Andy Bulgin regarding response to First United matter.

Going (teresa.louro@maryland.gov)? **Yes** - **Maybe** - **No** more options »

invite.ics
2K

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

Re: draft -Driver Management letter re First United

1 message

Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov> Fri, Nov 8, 2019 at 2:48 PM

To: Tony Salazar -DLLR- <tony.salazar@maryland.gov>

Cc: Sandy Small -DLLR- <sandra.small@maryland.gov>, Teresa Louro -DLLR- <teresa.louro@maryland.gov>

All,

Andy called back and cleared his afternoon Tuesday so he can be available at 2 o'clock. Let me know if that works for you.

Best,
Michelle

On Fri, Nov 8, 2019 at 2:46 PM Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov> wrote:

> All,
>
> Andy is available to connect by phone at 10 o'clock Tuesday morning. I know this is late notice given that we are out Monday but Andy is committed Tuesday afternoon and Tony is out on Wednesday.
>
> Best,
> Michelle
>
> On Fri, Nov 8, 2019 at 2:21 PM Tony Salazar -DLLR- <tony.salazar@maryland.gov> wrote:
>
>> Michelle, Sandy and Teresa; I've revised Michelle's draft letter and the revisions are attached. Let me know if you have any thoughts or comments on this revised draft.
>>
>> I've asked Michelle to set up a call with A. Bulgin for next week.
>>
>> Have a good weekend.
>>
>> Tony
>>
>> CHANGING Maryland FOR THE BETTER
>>
>> Antonio P. "Tony" Salazar
>> Commissioner
>>
>> Office of the Commissioner of Financial Regulation
>> Maryland Department of Labor
>> 500 North Calvert Street, Room 402
>> Baltimore, MD 21202
>>
>> tony.salazar@maryland.gov
>> 410-230-6361 (office)
>> 410-333-0475 (fax)
>>
>> Maryland DEPARTMENT OF LABOR
>>
>> MD Labor Website | Facebook | Twitter
>>
>> Click here to complete a three question customer experience survey.
>>
>>
>>
>> On Thu, Nov 7, 2019 at 1:10 PM Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov> wrote:
>>
>>> On Thu, Nov 7, 2019 at 12:24 PM Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov> wrote:
>>>
>>>> Tony,
>>>>
>>>> Please review. Do we require them to file after the fact? Should the letter leave it at notification? Wording for the referral to FRB -is it necessary since they are copied?
>>>>
>>>> Thanks,
>>>> Michelle
>>>>
>>>> --
>>>>
>>>> Michelle A. Denoncourt
>>>> Assistant Commissioner - Corporate Activities

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

Re: CONFIDENTIAL SUPERVISORY INFORMATION: Driver Podcast

1 message

Michelle Denoncourt -DLLR- <michelle.denoncourt@maryland.gov> Wed, Nov 27, 2019 at 9:36 AM
To: "Bulgin, Andrew D." <abulgin@gfrlaw.com>
Cc: "Teresa Louro (e-mail)" <teresa.louro@maryland.gov>, "Tony Salazar (tony.salazar@maryland.gov)" <tony.salazar@maryland.gov>, Sandy -DLLR- <sandra.small@maryland.gov>

Thanks Andy I will check it out.

Happy Thanksgiving to you and yours.

Michelle

On Wed, Nov 27, 2019 at 9:21 AM Bulgin, Andrew D. <abulgin@gfrlaw.com> wrote:

> Good morning!
>
> Abbott Cooper was on an Activist Insight podcast this morning. I thought you might find his interview interesting. https://www.buzzsprout.com/210685/2173010-beyond-the-boardroom-with-driver-management-s-abbott-cooper-episode-28
>
> I haven't listed to it, but a member of our PR firm did listen and told me that Cooper touched on a few regulatory issues. From what I was told, Cooper basically dismissed holding company ownership regulations (it seems he was focused on federal regulations), asserted that state regulators are often "handmaidens" to their local banks, and thought the state regulators in the case of HomeStreet Bank were "ticky-tacky." I'm sure you know this, but in HomeStreet Bank the Washington state banking regulator held that, under Washington law, it was unlawful for any shareholder of a Washington bank to seek ownership, control or voting authority of 25% or more of the voting stock of an entity that controls a Washington bank without regulatory approval. That opinion can be found here: https://dfi.wa.gov/sites/default/files/opinions/ISDRL-2018-001-DOB.pdf
>
> I hope that all of you have a wonderful Thanksgiving!
>
> ANDY
>
> ---
>
> ANDREW BULGIN, MEMBER
>
> 233 E. Redwood Street, Baltimore, MD 21202
>
> DIRECT DIAL: 410-576-4280
>
> MOBILE: 443-857-1133
>
> FAX: 410-576-4196
>
> E-MAIL: abulgin@gfrlaw.com
>
> RESUME: http://www.gfrlaw.com/andrew_bulgin/
>
> ON THE WEB AT: WWW.GFRLAW.COM
>
> GORDON•FEINBLATT LLC
> ATTORNEYS AT LAW
>
>

Michelle A. Denoncourt

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

Re: CONFIDENTIAL SUPERVISORY INFORMATION

1 message

Teresa Louro -DLLR- <teresa.louro@maryland.gov> Fri, Dec 13, 2019 at 4:34 PM
To: "Bulgin, Andrew D." <abulgin@gfrlaw.com>
Cc: "Michelle A. Denoncourt (michelle.denoncourt@maryland.gov)" <michelle.denoncourt@maryland.gov>, Sandy Small -DLLR- <sandra.small@maryland.gov>, Tony Salazar -DLLR- <tony.salazar@maryland.gov>

Andy,

Thank you for your email and copy of the letter. Michelle is off today and Sandy in not in the office, but we will discuss Driver's letter on Monday and get back to you.

Have a great weekend!

Teresa

CHANGING Maryland FOR THE BETTER

Teresa M. Louro
Deputy Commissioner
Office of the Commissioner of Financial Regulation
Maryland Department of Labor
500 N. Calvert Street, Suite 402
Baltimore, MD 21202
teresa.louro@maryland.gov
410-230-6022 (office)
410-333-0475 (fax)
410-446-1990 (cell)

Maryland DEPARTMENT OF LABOR

MD Labor Website | Facebook | Twitter

Click here to complete a three question customer experience survey

On Fri, Dec 13, 2019 at 2:08 PM Bulgin, Andrew D. <abulgin@gfrlaw.com> wrote:

> Michelle,
>
> Do you have a few minutes today to discuss the attached letter that Driver sent to First United today?
>
> ANDY
>
> ---
>
> ANDREW BULGIN, MEMBER
>
> 233 E. REDWOOD STREET, BALTIMORE, MD 21202
>
> DIRECT DIAL: 410-576-4280
>
> MOBILE: 443-857-1133
>
> FAX: 410-576-4196
>
> E-MAIL: abulgin@gfrlaw.com

Maryland

Teresa Louro -LABOR- <teresa.louro@maryland.gov>

FW: Legal Interpretation

1 message

Bulgin, Andrew D. <abulgin@gfrlaw.com> Thu, Jan 9, 2020 at 11:02 AM
To: "Teresa Louro (e-mail)" <teresa.louro@maryland.gov>
Cc: "Michelle A. Denoncourt (michelle.denoncourt@maryland.gov)" <michelle.denoncourt@maryland.gov>

Teresa,

For some reason, Marcia's e-mail address got associated with your name in my contacts so I keep getting bounce-backs. I've fixed your contact. Here's the e-mail that I sent to Tony this morning on which you were copied.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

From: Bulgin, Andrew D.
Sent: Thursday, January 9, 2020 9:56 AM
To: Tony Salazar (tony.salazar@maryland.gov) <tony.salazar@maryland.gov>
Cc: Michelle A. Denoncourt (michelle.denoncourt@maryland.gov) <michelle.denoncourt@maryland.gov>; Teresa Louro (mryan@dll.state.md.us) <teresa.louro@maryland.gov>; Sandy -DLLR- <sandra.small@maryland.gov>
Subject: Legal Interpretation

Good morning, Tony.

FI Article Section 2-113(d) provides that the provisions of Sections 2-114 through 2-117 do not apply to certain persons, including banks. You asked whether the Maryland Commissioner may take action against a person who does not fall within the list of persons excluded by Section 2-113(d) if the violation of law relates to a person that is excluded by Section 2-113(d).

We believe that the answer is unquestionably yes. Section 2-113(d) prohibits the Maryland Commissioner from bringing an enforcement action under Sections 2-114 through 2-117 only against an excluded person. As long as the subject of the enforcement action is not a person excluded by Section 2-113(d) and the law to be enforced is one over which the Maryland Commissioner has jurisdiction, the Maryland Commissioner is clearly empowered to enforce that law against that person. The fact that the

violation relates to the business or ownership of an excluded person is irrelevant. What is relevant is the identity of the person against whom the action is to be brought. Moreover, please note that the list of excluded persons does not include a bank holding company that is subject to the Maryland Commissioner's jurisdiction (Section 2-113(d)(4) excludes an affiliate of excluded persons only if the Maryland Commissioner has no jurisdiction over that person). So, even if it could be said that Section 2-113(d) prohibits the Maryland Commissioner from taking action against a non-excluded person because the violation relates to an excluded person, a violation that relates to a Maryland bank holding company would not fall within that prohibition.

Could I have 30 minutes of your time in the next few days to meet with you in person to discuss some final thoughts? I'd be happy to come up to your office or have you meet with me at my office. I can be flexible.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: abulgin@gfrlaw.com

RESUME: http://www.gfrlaw.com/andrew_bulgin/

ON THE WEB AT: WWW.GFRLAW.COM

GORDON • FEINBLATT LLC
ATTORNEYS AT LAW